Exhibit 4(b)

DESCRIPTION OF REGISTRANT’S SECURITIES

The following is a brief description of the capital stock, and a summary of the rights of the shareholders, of Dillard’s, Inc. (the “Company”). This description does not purport to be complete and is qualified in its entirety by reference to the Company’s Certificate of Formation (the “Charter”), and Bylaws (the “Bylaws”), and the applicable provisions of the Texas Business Organizations Code (the “TBOC”).

General

Under the Charter, the Company has an authorized capitalization of 310,000,000 shares of capital stock, consisting of (i) 289,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 11,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share. The rights, preferences and privileges of holders of the Company’s Class A common stock are subject to the rights of the holders of any series of preferred stock that the Company may designate and issue in the future. Our Class A common stock is listed on the New York Stock Exchange the (“NYSE”) under the symbol “DDS”. No public market currently exists for the Company’s Class B common stock.

Controlled Company Status

Holders of the Company’s Class B common stock are entitled to certain rights unavailable to holders of the Company’s Class A common stock. Specifically, holders of Class B common stock are empowered as a class to elect two-thirds of the directors serving on the Company’s Board of Directors (the “Board”). Based on the current size of the Board, holders of Class A common stock are entitled to elect as a class five (5) members of the Board and holders of Class B common stock are entitled to elect as a class nine (9) members of the Board. The Class B common stock is held almost entirely by a single shareholder, W.D. Company, Inc., an Arkansas corporation (“WDC”).1 As a result, WDC can elect two-thirds of the directors of the Company. Accordingly, the Company qualifies as a “controlled company” under the listing standards of the NYSE. Our Class B common stock does not have cumulative voting rights.

Description of Class A Common Stock

The Company’s Class A common stock is the only class of the Company’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Dividends. The shares of Class A common stock and Class B common stock are entitled to participate equally in any dividends (other than dividends of common stock) which may be declared upon common stock and no dividends may be declared on shares of either class of common stock unless an equal dividend be declared on the other class; provided, however, that in the case of all dividends of common stock or stock split-ups, the Class A common stock will be entitled only to receive Class A common stock and the Class B common stock will be entitled only to receive Class B common stock.

Conversion. The Class A common stock has no conversion features. Shares of Class B common stock are convertible at any time at the option of any holder thereof into shares of Class A common stock at the rate of one share of Class B common stock for one share of Class A common stock.

 Liquidation, Dissolution or Winding Up. Upon final liquidation of the Company, holders of Class A common stock and Class B common stock, as a single class, are entitled to share ratably in the distribution of the remaining assets of the Company.

 Redemption. The common stock is not subject to redemption or a sinking fund.

 Preemptive Rights. Under the TBOC and the Charter, no holder of common stock has pre-emptive rights.

1 NTD: This statement will remain true as of the Form 10-K filing date.

Issuance of Additional Shares. In case of the issuance of any shares of stock as a dividend upon the shares of Class A common stock or the shares of Class B common stock or in the case of any sub-division, split-up, combination, or change of the shares of Class A common stock or shares of Class B common stock into a different number of shares of the same or any other class or classes of stock, or in the case of any consolidation or merger of the Company with or into another corporation, or in the case of a conversion of the Company, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the conversion rate must be adjusted so that the rights of the holders of Class A common stock and of Class B common stock are not diluted as a result of such stock dividend, sub-division, split-up, combination, change, consolidation, merger, sale, or conveyance. Adjustments in the rate of conversion are calculated to the nearest one-tenth of a share. The Company is not required to issue fractional shares of Class A common stock upon conversion of Class B common stock. If any fractional interest in a share of Class A common stock is deliverable upon the conversion of any shares of Class B common stock, the Company may purchase such fractional interest for an amount in cash equal to the current market value of such fractional interest.

 Voting. As described above, the Charter and the Bylaws provide that holders of Class A common stock are entitled to elect one-third of the members of the Board by a separate class vote (the “Class A Directors”) and the holders of Class B common stock are entitled to elect two-thirds of the members of the Board (the “Class B Directors”) by a separate class vote. The Bylaws provide that the Class A Directors will be elected by a plurality of the votes cast by the holders of the Class A common stock present in person or represented by proxy and eligible to vote in such election and the Class B Directors will be elected by a plurality of the votes cast by the holders of the Class B common stock present in person or represented by proxy and eligible to vote in such election. Except as otherwise required by the Charter, and notwithstanding any provision of the TBOC to the contrary, all classes or series of stock are entitled to vote only as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction” as defined in the TBOC. Except as otherwise required by the Charter, the affirmative vote of the holders of a majority of the shares of stock then outstanding and entitled to vote on the matter, voting as a single class, is required to approve any “fundamental action” or “fundamental business transaction”. Notwithstanding the foregoing single-class voting provision, the holders of shares of a class of common stock are entitled to vote separately by class upon any proposed amendment to the Charter that would: (i) increase or decrease the aggregate number of authorized shares of such class; (ii) increase or decrease the par value of the shares of such class; or (iii) alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment to the Charter would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by such amendment would be considered a separate class for the purposes of such class vote. In addition, except as otherwise required by the TBOC or the Charter, the holders of shares of Class A common stock and the holders of shares of Class B common stock are not entitled to vote on any amendment to the Charter that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of shares of one or more other such series, to vote thereon pursuant to the Charter or pursuant to the TBOC. Except as otherwise provided by the TBOC, the Charter or the Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for such matter to be approved by the shareholders. Except with respect to the election of directors as described above, each share of common stock entitles the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of shareholders. Voting is non-cumulative. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The Charter authorizes the Board to fix by resolution the designations, preferences, and relative rights, qualifications and limitations, of shares of preferred stock, from time to time.

Anti-Takeover Provisions

Advance Notice. The Bylaws establish advance notice requirements applicable to any shareholder seeking to propose business for consideration, or to nominate candidates for election to the Board, at any annual meeting of shareholders.

Exclusive Forum; Waiver of Jury Trial. The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) shall, to the fullest extent permitted by the TBOC, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or shareholder of the Company to the Company or the Company’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action arising pursuant to any provision of the TBOC or the Charter or the Bylaws or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of the Charter or the Bylaws, (v) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine, (vi) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Unless the Company consents otherwise, the federal district courts of the United States are the exclusive forum for any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Furthermore, by purchasing or holding stock in the Company, shareholders are deemed to have irrevocably waived any right to a jury trial for any “internal entity claim” as that term is defined in Section 2.115 of the TBOC and for other actions falling within the scope of the exclusive forum provision, to the fullest extent permitted by applicable law.

Business Combinations with Affiliated Shareholders. Section 21.606 of the TBOC provides that an issuing public corporation may not, directly or indirectly, enter into or engage in any business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, during the three-year period immediately following the date the shareholder became an “affiliated shareholder. “Business combination” is defined broadly and includes (i) any merger, share exchange, or conversion involving an affiliated shareholder or its affiliate or associate; (ii) any sale, transfer, or other disposition of 10% or more of the corporation’s consolidated assets (by market value), outstanding voting shares (by market value), or consolidated earning power or net income, to or with an affiliated shareholder or its affiliate or associate; (iii) any issuance or transfer of shares to an affiliated shareholder or its affiliate or associate (other than pro rata distributions offered to all shareholders); (iv) any plan of liquidation or dissolution proposed in connection with an affiliated shareholder; (v) any reclassification or recapitalization that increases an affiliated shareholder’s proportionate voting ownership; and (vi) the receipt of any disproportionate financial benefit (such as a loan, guarantee, or tax advantage) from the issuing public corporation by an affiliated shareholder or its affiliate or associate. A person is an “affiliated shareholder” if it is, or within the preceding three-year period was, the beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation. An “issuing public corporation” is a domestic corporation that has (a) 100 or more shareholders of record as shown by its share transfer records, (b) a class or series of voting shares registered under the Securities Exchange Act of 1934, as amended, or (c) a class or series of voting shares qualified for trading in a national market system.

Fundamental Transactions. The Charter requires the affirmative vote or consent of the holders of at least four-fifths of all classes of stock of the Company entitled to vote in elections of directors, voting together as a single class, to approve (i) any agreement for the merger or consolidation of the Company with or into any other corporation, (ii) any sale, lease or exchange of all or substantially all of the assets of the Company to, or any sale, lease or exchange to the Company or any subsidiary thereof in exchange for securities of the Company of any assets of, any other corporation, person or other entity, or (iii) the dissolution or liquidation of the Company. This supermajority vote requirement is in addition to any vote or consent of shareholders otherwise required by the TBOC or by any agreement between the Company and any national securities exchange. The supermajority requirement does not apply to (a) any merger, consolidation, sale, lease, exchange, dissolution or liquidation if the Board of Directors, by resolution, approves a memorandum of understanding with the other party to the transaction substantially consistent with such transaction or such dissolution or liquidation, or (b) any merger or consolidation of the Company with, or any sale, lease or exchange to the Company or any subsidiary thereof of any assets of, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Company and its subsidiaries.

Amendments to Charter and Bylaws. The Charter provides that no amendment to Charter may amend, alter, change, or repeal the supermajority voting provisions for fundamental transactions described above unless such amendment receives the affirmative vote or consent of the holders of at least four-fifths of all classes of stock of the Company entitled to vote in elections of directors, voting together as a single class. Similarly, under both the Charter and the Bylaws, shareholders may make additional bylaws or alter, amend, or repeal any existing bylaws only by the vote of the holders of not less than four-fifths of all classes of stock of the Company entitled to vote in elections of directors, voting as one class. The Board of Directors is separately authorized and empowered, without any shareholder vote, to alter, amend, and repeal the Bylaws or adopt new Bylaws. These supermajority requirements are in addition to any amendment vote required under the TBOC and may make it more difficult for shareholders to effect changes to the Company’s governing documents.

Prohibition on Shareholder Action by Written Consent. The Charter provides that, except as otherwise provided by the TBOC, no action required to be taken or which may be taken at any annual or special meeting of shareholders of the Company may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Shareholder Right to Call Special Meetings. The Charter limits the ability of shareholders holding less than a majority to compel a special meeting. Specifically, special meetings of shareholders may be called only by the Board, the Chairman of the Board, the Chief Executive Officer, the President, or holders of at least 50% of the outstanding voting shares entitled to vote at the meeting.

Limitation of Liability and Indemnification of Directors, Officers and Employees

Limitation of Liability of Directors and Officers. Pursuant to the Charter, to the fullest extent permitted by the TBOC, directors and officers will not be personally liable to the Company or its shareholders for monetary damages for breach of a fiduciary duty as director or officer.

Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or other representative (as defined in the TBOC) of another corporation or of a partnership, joint venture, trust or other enterprise or organization, including service with respect to an employee benefit plan (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the Company or in any other capacity while serving as a director or officer of the Company, will be indemnified and held harmless by the Company to the fullest extent permitted by the TBOC, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection therewith.

Indemnification of Employees. The Company may, to the extent authorized from time to time by the Board of Directors, the Chief Executive Officer, the President or the General Counsel, grant rights to indemnification and rights to advancement of expenses to any current or former employee or agent of the Company with the same or lesser scope and effect as the foregoing indemnification of, and advancement of expenses to, current and former directors and officers of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Inc.